Exhibit 99.1
FOR RELEASE – April 29, 2025
Corning Announces Strong First-Quarter 2025 Financial Results (1)
and Reiterates Confidence in Springboard Plan
Q1 results exceeded guidance, with core sales up 13% year over year to $3.7 billion and core EPS up 42%
year over year to $0.54; core operating margin expanded 250 basis points year over year to 18%
Enterprise sales grew 106% on continued strong demand for new products for Gen AI, showing strong progress on 2023-2027 30% sales CAGR
Company is accelerating ramp of its U.S. advanced manufacturing assets to meet strong demand for U.S.-
made solar products
For the second quarter, management expects continued strong year-over-year growth, with core sales of approximately $3.85 billion, and core EPS again growing significantly faster than sales to a range of $0.55 to $0.59
(1) First-quarter GAAP results: Sales were $3.45 billion, EPS was $0.18, and operating margin was 12.9%. First-quarter core results: Sales were $3.7 billion, EPS was $0.54, and operating margin was 18%.
CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced its first-quarter 2025 results and provided its outlook for second-quarter 2025.
Wendell P. Weeks, chairman and chief executive officer, said, “Today, we announced strong first-quarter results that exceeded guidance. Core sales grew 13% year over year and core EPS grew three times faster. In Optical Communications, sales in our Enterprise business were up 106% year over year on continued strong demand for our new products for Gen AI.”
Weeks continued, “We remain confident in our ability to deliver our Springboard plan. We’re well positioned to maintain momentum despite a dynamic external environment because our growth is underpinned by powerful secular trends that are underway today. For example, we’re seeing remarkable customer response to both our innovations for Gen AI data centers and our U.S.-made solar products, and we are accelerating our production ramps for both.”
Ed Schlesinger, executive vice president and chief financial officer, said, “In the first quarter, we continued to improve our return profile. Year over year, core sales grew 13%, core EPS was up 42%, and we expanded operating margin 250 basis points and core ROIC 300 basis points. Our momentum is strong. In the second quarter, we expect to grow core sales to approximately $3.85 billion and to again grow core EPS significantly faster than sales to a range of $0.55 to $0.59. Our guidance factors in about $0.01 to $0.02 for the impact of currently enacted tariffs, along with $0.03 of temporarily higher cost as we ramp to meet increased demand for our Gen AI and solar products.”

Corning Reports First-Quarter 2025 Financial Results

First-Quarter 2025 Financial Highlights:
•GAAP sales were $3.45 billion. Core sales were $3.68 billion.
•GAAP EPS was $0.18. Core EPS was $0.54. The difference between GAAP and core EPS primarily reflected mainly non-cash, mark-to-market adjustments associated with the company’s translated earnings contracts and Japanese-yen-denominated debt and also reflected constant currency adjustments.
•GAAP gross margin was 35.2%. Core gross margin was 37.9%, reflecting 180-basis-point and 110-basis-point year-over-year improvements, respectively.
Second-Quarter 2025 Outlook:
•In the second quarter, management expects core sales of approximately $3.85 billion and core EPS to again grow significantly faster than sales to a range of $0.55 to $0.59; the guidance factors $0.01 to $0.02 for currently enacted tariffs, along with $0.03 of temporarily higher costs associated with production ramps to meet increased demand for Gen AI and solar products.
First-Quarter 2025 Results and Comparisons
(In millions, except per-share amounts)

Results (GAAP)
	Q1 2025	Q4 2024	Q1 2024	Q/Q	Y/Y
Net Sales	$3,452	$3,501	$2,975	(1%)	16%
Net Income (1)	$157	$310	$209	(49%)	(25%)
Diluted EPS	$0.18	$0.36	$0.24	(50%)	(25%)
(1)Represents GAAP net income attributable to Corning Incorporated.

Core Results (Non-GAAP)(1)
	Q1 2025	Q4 2024	Q1 2024	Q/Q	Y/Y
Core Sales	$3,679	$3,874	$3,258	(5%)	13%
Core Net Income	$467	$497	$330	(6%)	42%
Core EPS	$0.54	$0.57	$0.38	(5%)	42%
(1)Core performance measures are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release as well as on the company’s website.

Corning Reports First-Quarter 2025 Financial Results

First-Quarter 2025 Segment Results
(In millions)
The first-quarter results below are prepared on a basis consistent with Corning’s segment reporting as presented in the company’s consolidated financial statements.

Optical Communications
	Q1 2025	Q4 2024	Q1 2024	Q/Q	Y/Y
Net Sales	$1,355	$1,368	$930	(1%)	46%
Net Income	$201	$194	$100	4%	101%
In Optical Communications, first-quarter sales were $1.36 billion, up 46% year over year, primarily driven by continued strong adoption of Corning’s new Gen AI products in the Enterprise portion of the business, which was up 106%. First-quarter net income was $201 million, up 101% year over year, driven by strong incremental profit on the higher volume.

Display
	Q1 2025	Q4 2024	Q1 2024	Q/Q	Y/Y
Net Sales	$905	$971	$872	(7%)	4%
Net Income	$243	$262	$201	(7%)	21%
In Display, first-quarter sales were $905 million, up 4% year over year, driven by volume and price increases. Net income was $243 million. Beginning in the first quarter, the company changed the Japanese yen constant-currency rate to 120 yen from 107 yen, to align with its new hedging instrument rates. Prior-year results are not recast and remain at 107 yen.

Specialty Materials
	Q1 2025	Q4 2024	Q1 2024	Q/Q	Y/Y
Net Sales	$501	$515	$454	(3%)	10%
Net Income	$74	$81	$44	(9%)	68%
In Specialty Materials, first-quarter sales were $501 million, up 10% year over year, driven by continued strong demand for premium glass for mobile devices. Net income was $74 million, up 68% year over year.

Automotive
	Q1 2025	Q4 2024	Q1 2024	Q/Q	Y/Y
Net Sales	$440	$446	$491	(1%)	(10%)
Net Income	$68	$61	$78	11%	(13%)
In Automotive, first-quarter sales were $440 million, and net income was $68 million, both consistent with the previous quarter, primarily reflecting continued softness in European and North American light- and heavy-duty markets. As of Jan. 1, 2025, the company moved its Automotive Glass Solutions business out of Hemlock and

Corning Reports First-Quarter 2025 Financial Results

Emerging Growth Businesses to be managed along with Environmental Technologies in a newly formed Automotive segment. Prior-period results have been recast for comparison purposes.

Life Sciences
	Q1 2025	Q4 2024	Q1 2024	Q/Q	Y/Y
Net Sales	$234	$250	$236	(6%)	(1%)
Net Income	$13	$18	$13	(28%)	—%
In Life Sciences, first-quarter sales were $234 million, down 1% year over year. Net income was $13 million.

Hemlock and Emerging Growth Businesses
	Q1 2025	Q4 2024	Q1 2024	Q/Q	Y/Y
Net Sales	$244	$324	$275	(25%)	(11%)
Net (Loss) Income	($16)	$10	$17	*	*
*Not meaningful
In Hemlock and Emerging Growth Businesses, first-quarter sales were $244 million, reflecting normal seasonality. As of Jan. 1, 2025, the company moved its Automotive Glass Solutions business out of Hemlock and Emerging Growth Businesses to be managed along with Environmental Technologies in a newly formed Automotive segment. Prior-period results have been recast for comparison purposes.

Upcoming Investor Events
Corning will attend the J.P. Morgan 53rd Annual Global Technology, Media and Communications Conference on May 14. Additionally, Corning will be scheduling management visits to investor offices in select cities. Visit the company’s Investor Relations website for up-to-date information.
First-Quarter Conference Call Information
The company will host its first-quarter conference call on Tuesday, April 29, at 8:30 a.m. EDT. To participate, individuals may preregister here prior to the start of the call. Once the required fields are completed, click “Register.” A telephone number and PIN will be auto generated and will pop up on screen. Participants will have the choice to “Dial In” or have the system “Call Me.” A confirmation email will also be sent with specific dial-in information. To listen to a live audio webcast of the call, go to the company’s Investor Relations events page and follow the instructions.
Presentation of Information in this News Release
This news release includes non-GAAP financial measures. Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP financial measures exclude the impact of items that are driven by general economic conditions and events that do not reflect the underlying fundamentals and trends in the company’s operations. The company believes presenting non-GAAP financial measures assists in analyzing financial performance without the impact of items that may obscure trends in the company’s underlying performance. Definitions of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found on the company’s website by going to the Investor Relations page and clicking “Quarterly Results” under the “Financials and Filings” tab. These reconciliations also accompany this news release.
With respect to the outlook for future periods, it is not possible to provide reconciliations for these non-GAAP measures because management does not forecast the movement of foreign currencies against the U.S. dollar, or

Corning Reports First-Quarter 2025 Financial Results

other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of management’s control. As a result, management is unable to provide outlook information on a GAAP basis.
Caution Concerning Forward-Looking Statements
The statements contained in this release and related comments by management that are not historical facts or information and contain The statements contained in this release and related comments by management that are not historical facts or information and contain words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “seek,” “see,” “would,” “target,” “estimate,” “forecast” or similar expressions are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. Such statements relate to future events that by their nature address matters that are, to different degrees, uncertain. These forward-looking statements relate to, among other things, the Company’s Springboard plan, the company’s future operating performance, the company’s share of new and existing markets, the company’s revenue and earnings growth rates, the company’s ability to innovate and commercialize new products, the company’s expected capital expenditure and the company’s implementation of cost-reduction initiatives and measures to improve pricing, including the optimization of the company’s manufacturing capacity.
Although the company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, current estimates and forecasts, general economic conditions, its knowledge of its business and key performance indicators that impact the company, there can be no assurance that these forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. The company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change except as required by applicable securities laws.
Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to: global economic trends, competition and geopolitical risks, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and other countries, and related impacts on our businesses’ global supply chains and strategies; changes in macroeconomic and market conditions and market volatility, including developments and volatility arising from health crisis events, inflation, interest rates, the value of securities and other financial assets, precious metals, oil, natural gas, raw materials and other commodity prices and exchange rates (particularly between the U.S. dollar and the Japanese yen, New Taiwan dollar, euro, Chinese yuan, South Korean won and Mexican peso), decreases or sudden increases of consumer demand, and the impact of such changes and volatility on our financial position and businesses; the availability of or adverse changes relating to government grants, tax credits or other government incentives; the duration and severity of health crisis events, such as an epidemic or pandemic, and its impact across our businesses on demand, personnel, operations, our global supply chains and stock price; possible disruption in commercial activities or our supply chain due to terrorist activity, cyber-attack, armed conflict, political or financial instability, natural disasters, international trade disputes or major health concerns; loss of intellectual property due to theft, cyber-attack, or disruption to our information technology infrastructure; ability to enforce patents and protect intellectual property and trade secrets; disruption to Corning’s, our suppliers’ and manufacturers’ supply chain, equipment, facilities, IT systems or operations; product demand and industry capacity; competitive products and pricing; availability and costs of critical components, materials, equipment, natural resources and utilities; new product development and commercialization; order activity and demand from major customers; the amount and timing of our cash flows and earnings and other conditions, which may affect our ability to pay our quarterly dividend at the planned level or to repurchase shares at planned levels; the amount and timing of any future dividends; the effects of acquisitions, dispositions and other similar transactions; the effect of regulatory and legal developments; ability

Corning Reports First-Quarter 2025 Financial Results

to pace capital spending to anticipated levels of customer demand; our ability to increase margins through implementation of operational changes, pricing actions and cost reduction measures; rate of technology change; adverse litigation; product and component performance issues; retention of key personnel; customer ability to maintain profitable operations and obtain financing to fund ongoing operations and manufacturing expansions and pay receivables when due; loss of significant customers; changes in tax laws, regulations and international tax standards; the impacts of audits by taxing authorities; the potential impact of legislation, government regulations, and other government action and investigations; and other risks detailed in Corning’s SEC filings.
For a complete listing of risks and other factors, please reference the risk factors and forward-looking statements described in our annual reports on Form 10-K and quarterly reports on Form 10-Q.
Web Disclosure
In accordance with guidance provided by the SEC regarding the use of company websites and social media channels to disclose material information, Corning Incorporated (“Corning”) wishes to notify investors, media, and other interested parties that it uses its website (https://www.corning.com/worldwide/en/about-us/news-events.html) to publish important information about the company, including information that may be deemed material to investors, or supplemental to information contained in this or other press releases. The list of websites and social media channels that the company uses may be updated on Corning’s media and website from time to time. Corning encourages investors, media, and other interested parties to review the information Corning may publish through its website and social media channels as described above, in addition to the company’s SEC filings, press releases, conference calls, and webcasts.
About Corning Incorporated
Corning (www.corning.com) is one of the world’s leading innovators in materials science, with a 170-year track record of life-changing inventions. Corning applies its unparalleled expertise in glass science, ceramic science, and optical physics along with its deep manufacturing and engineering capabilities to develop category-defining products that transform industries and enhance people’s lives. Corning succeeds through sustained investment in RD&E, a unique combination of material and process innovation, and deep, trust-based relationships with customers who are global leaders in their industries. Corning’s capabilities are versatile and synergistic, which allows the company to evolve to meet changing market needs, while also helping its customers capture new opportunities in dynamic industries. Today, Corning’s markets include optical communications, mobile consumer electronics, display, automotive, solar, semiconductors, and life sciences.
Media Relations Contact:
Gabrielle Bailey
(607) 684-4557
baileygr@corning.com
Investor Relations Contact:
Ann H.S. Nicholson
(607) 974-6716
nicholsoas@corning.com

Consolidated Statements of Income	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions, except per share amounts)

	Three months ended March 31,
	2025	2024
Net sales	$3,452	$2,975
Cost of sales	2,238	1,982

Gross margin	1,214	993

Operating expenses:
Selling, general and administrative expenses	471	451
Research, development and engineering expenses	270	258
Amortization of purchased intangibles	28	30

Operating income	445	254

Interest income	12	12
Interest expense	(82)	(83)
Translated earnings contract (loss) gain, net	(101)	39
Other (expense) income, net	(34)	74

Income before income taxes	240	296
Provision for income taxes	(55)	(71)

Net income	185	225

Net income attributable to non-controlling interest	(28)	(16)

Net income attributable to Corning Incorporated	$157	$209

Earnings per common share available to common shareholders:
Basic	$0.18	$0.25
Diluted	$0.18	$0.24

Consolidated Balance Sheets	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions, except share and per share amounts)

	March 31, 2025	December 31, 2024
Assets

Current assets:
Cash and cash equivalents	$1,359	$1,768
Trade accounts receivable, net of doubtful accounts	2,045	2,053
Inventories	2,896	2,724
Other current assets	1,344	1,447
Total current assets	7,644	7,992

Property, plant and equipment, net of accumulated depreciation	13,360	13,359
Goodwill	2,371	2,363
Other intangible assets, net	732	752
Deferred income taxes	1,183	1,130
Other assets	2,104	2,139

Total Assets	$27,394	$27,735

Liabilities and Equity

Current liabilities:
Current portion of long-term debt and short-term borrowings	$283	$326
Accounts payable	1,737	1,472
Other accrued liabilities	2,503	3,121
Total current liabilities	4,523	4,919

Long-term debt	6,954	6,885
Postretirement benefits other than pensions	333	336
Other liabilities	4,456	4,525
Total liabilities	16,266	16,665

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized 3.8 billion; Shares issued: 1.8 billion and 1.8 billion	922	921
Additional paid-in capital – common stock	17,327	17,264
Retained earnings	15,839	15,926
Treasury stock, at cost; Shares held: 990 million and 987 million	(21,012)	(20,882)
Accumulated other comprehensive loss	(2,360)	(2,543)
Total Corning Incorporated shareholders’ equity	10,716	10,686
Non-controlling interest	412	384
Total equity	11,128	11,070

Total Liabilities and Equity	$27,394	$27,735

Consolidated Statements of Cash Flows	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions)

	Three months ended March 31,
	2025	2024
Cash Flows from Operating Activities:
Net income	$185	$225
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	291	307
Amortization of purchased intangibles	28	30
Share-based compensation expense	54	60
Translation loss (gain) on Japanese yen-denominated debt, net	43	(81)
Deferred tax (benefit) provision	(50)	10
Translated earnings contract loss (gain), net	101	(39)
Changes in assets and liabilities:
Trade accounts receivable	10	(161)
Inventories	(146)	(86)
Other current assets	(30)	2
Accounts payable and other current liabilities	(253)	(114)
Customer deposits and government incentives	(16)	(25)
Deferred income	(29)	(34)
Other, net	(37)	2
Net cash provided by operating activities	151	96

Cash Flows from Investing Activities:
Capital expenditures	(208)	(252)
Realized gains on translated earnings contracts and other	56	94
Other, net	(13)	(26)
Net cash used in investing activities	(165)	(184)

Cash Flows from Financing Activities:
Repayments of debt	(47)	(37)
Proceeds from cross currency swap	24
Payments of employee withholding tax on stock awards	(29)	(34)
Proceeds from exercise of stock options	11	13
Purchases of common stock for treasury	(100)
Dividends paid	(242)	(243)
Other, net	(20)	(7)
Net cash used in financing activities	(403)	(308)
Effect of exchange rates on cash	8	(18)
Net decrease in cash and cash equivalents	(409)	(414)
Cash and cash equivalents at beginning of period	1,768	1,779
Cash and cash equivalents at end of period	$1,359	$1,365

Corning Incorporated and Subsidiary Companies
GAAP Earnings per Common Share
(Unaudited; in millions, except per share amounts)
The following table sets forth the computation of basic and diluted earnings per common share:

	Three months ended March 31,
	2025	2024
Net income attributable to Corning Incorporated	$157	$209

Weighted-average common shares outstanding – basic	855	852
Effect of dilutive securities:
Stock options and other awards	11	10
Weighted-average common shares outstanding - diluted	866	862
Basic earnings per common share	$0.18	$0.25
Diluted earnings per common share	$0.18	$0.24
Core Earnings per Share
(Unaudited; in millions, except per share amounts)
The following table sets forth the computation of core earnings per share:

	Three months ended March 31,
	2025	2024
Core net income	$467	$330

Weighted-average common shares outstanding - basic	855	852
Effect of dilutive securities:
Stock options and other awards	11	10
Weighted-average common shares outstanding - diluted	866	862
Core earnings per share	$0.54	$0.38

CORE PERFORMANCE MEASURES
In managing the Company and assessing our financial performance, we adjust certain measures included in our consolidated financial statements to exclude specific items to arrive at measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and exclude specific items that are non-recurring, related to foreign exchange volatility, or unrelated to continuing operations. These measures are our core performance measures.

Management uses core performance measures, along with GAAP financial measures, to make financial and operational decisions and certain of these measures also form the basis of our compensation program metrics. Management believes that our core performance measures are indicative of our core operating performance and provide investors with greater visibility into how management evaluates our results and trends and makes business decisions. These measures are not, and should not be viewed as a substitute for, GAAP reporting measures.

Items that are excluded from certain core performance calculations include: the impact of translating the Japanese yen-denominated debt, the impact of the translated earnings contracts, acquisition-related costs, certain discrete tax items and other tax-related adjustments, restructuring, impairment and other charges and credits, certain litigation, regulatory and other legal matters, pension mark-to-market adjustments and other items which do not reflect the ongoing operating results of the Company.

In addition, because a significant portion of our revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. Therefore, management utilizes constant-currency reporting for the Display, Optical Communications, Specialty Materials, Automotive and Life Sciences segments to exclude the impact from the Japanese yen, South Korean won, Chinese yuan, New Taiwan dollar, Mexican peso and euro, as applicable to the segment. The constant-currency rates established for our core performance measures are internally derived long-term management estimates, which are closely aligned with our hedging instrument rates. These hedging instruments may include, but are not limited to, foreign exchange forward or option contracts and foreign-denominated debt. For details of the rates used, please see the footnotes to the “Reconciliation of Non-GAAP Measures” section. We believe that the use of constant-currency reporting allows management to understand our results without the volatility of currency fluctuations, analyze underlying trends in the businesses and establish operational goals and forecasts.
For a reconciliation of non-GAAP performance measures to their most directly comparable GAAP financial measure, please see “Reconciliation of Non-GAAP Measures.” With respect to the outlook for future periods, it is not possible to provide reconciliations for these non-GAAP measures because management does not forecast the movement of foreign currencies against the U.S. dollar, or other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of management’s control. As a result, management is unable to provide outlook information on a GAAP basis.

Reconciliation of Non-GAAP Measures	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions, except per share amounts)

	Three months ended March 31, 2025
	Net sales	Income before income taxes	Net income attributable to Corning Incorporated	Effective tax rate (a)(b)	Per Share
As reported - GAAP	$3,452	$240	$157	22.9%	$0.18
Constant-currency adjustment (1)	227	180	168		0.19
Translation loss on Japanese yen-denominated debt, net (2)		43	33		0.04
Translated earnings contract loss, net (3)		101	77		0.09
Acquisition-related costs (4)		30	22		0.03
Discrete tax items and other tax-related adjustments (5)			(7)		(0.01)
Restructuring, impairment and other charges and credits (6)		(7)	(5)		(0.01)
Litigation, regulatory and other legal matters (7)		10	7		0.01
Pension mark-to-market adjustment (8)		(1)			0.00
Loss on investments (9)		5	5		0.01
Loss on sale of assets (10)		4	3		0.00
Loss on sale of business (11)		11	7		0.01
Core performance measures	$3,679	$616	$467	19.5%	$0.54
(a)Based upon statutory tax rates in the specific jurisdiction for each event.
(b)The calculation of the effective tax rate (“ETR”) for GAAP and Core excludes net income attributable to non-controlling interest (“NCI”) of approximately $28 million and $29 million, respectively.

	Three months ended March 31, 2024
	Net sales	Income before income taxes	Net income attributable to Corning Incorporated	Effective tax rate (a)(b)	Per Share
As reported - GAAP	$2,975	$296	$209	24.0%	$0.24
Constant-currency adjustment (1)	283	226	172		0.20
Translation gain on Japanese yen-denominated debt, net (2)		(81)	(62)		(0.07)
Translated earnings contract gain, net (3)		(39)	(30)		(0.03)
Acquisition-related costs (4)		32	24		0.03
Discrete tax items and other tax-related adjustments (5)			15		0.02
Restructuring, impairment and other charges and credits (6)		(9)	(7)		(0.01)
Litigation, regulatory and other legal matters (7)		(5)	(4)		(0.00)
Pension mark-to-market adjustment (8)		11	8		0.01
Loss on investments (9)		5	5		0.01
Core performance measures	$3,258	$436	$330	20.2%	$0.38
(a)Based upon statutory tax rates in the specific jurisdiction for each event.
(b)The calculation of the ETR for GAAP and Core excludes net income attributable to NCI of approximately $16 million and $17 million, respectively.
Refer to “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

Reconciliation of Non-GAAP Measures	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions)

	Three months ended March 31, 2025
	Gross margin	Gross margin %	Selling, general and administrative expenses	Research, development and engineering expenses	Operating income	Operating margin %
As reported - GAAP	$1,214	35.2%	$471	$270	$445	12.9%
Constant-currency adjustment (1)	180		3		177
Acquisition-related costs (4)					28
Restructuring, impairment and other charges and credits (6)	(3)		(1)		(2)
Litigation, regulatory and other legal matters (7)			(10)		10
Pension mark-to-market adjustment (8)				1	(1)
Loss on sale of assets (10)	4				4
Core performance measures	$1,395	37.9%	$463	$271	$661	18.0%

	Three months ended March 31, 2024
	Gross margin	Gross margin %	Selling, general and administrative expenses	Research, development and engineering expenses	Operating income	Operating margin %
As reported - GAAP	$993	33.4%	$451	$258	$254	8.5%
Constant-currency adjustment (1)	227		4		223
Acquisition-related costs (4)					30
Restructuring, impairment and other charges and credits (6)	(20)		(11)		(9)
Litigation, regulatory and other legal matters (7)			5		(5)
Pension mark-to-market adjustment (8)			(8)	(3)	11
Core performance measures	$1,200	36.8%	$441	$255	$504	15.5%
Refer to “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

Reconciliation of Non-GAAP Measures	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions)

	Three months ended March 31,
	2025	2024
Cash flows from operating activities	$151	$96
Realized gains on translated earnings contracts and other	56	94
Adjusted cash flows from operating activities	$207	$190
Less: Capital expenditures	$(208)	$(252)
Adjusted free cash flow	$(1)	$(62)
Core return on invested capital (“core ROIC”) is a non-GAAP measure used by management and can be used by investors to review our investment and capital allocation decisions. We define core ROIC as the after-tax core operating income, inclusive of core equity earnings from affiliated companies, as a percentage of invested capital, calculated as total equity plus total long-term debt. Core ROIC for the three months ended March 31, 2025 and 2024 is calculated by annualizing the after-tax return for the respective period.

	Three months ended March 31,
	2025	2024
Core operating income (1)	$661	$504
Core equity earnings in affiliated companies (2)	$2	$9
Core operating income before interest and taxes	$663	$513
Less: Income tax (3)	$129	$104
Core operating income tax adjusted	$534	$409

Equity	$11,128	$11,559
Debt	$7,237	$7,368
Invested capital	$18,365	$18,927

Core ROIC	11.6%	8.6%
(1)Refer to the reconciliation of operating income as reported in our GAAP results to core operating income within the “Reconciliation of non-GAAP measures.”
(2)Equity earnings in affiliated companies as reflected within other (expense) income, net in the consolidated statements of income was $(1) million and $6 million for the three months ended March 31, 2025 and 2024, respectively. The difference between equity earnings in affiliated companies as reported in our GAAP results and as reflected as a non-GAAP core performance measure is an adjustment for constant currency reporting, as described within “Core Performance Measures.”
(3)Income tax amounts are calculated based on the core effective tax rate of 19.5% and 20.2% for the three months ended March 31, 2025 and 2024, respectively.

Items Adjusted from GAAP Measures
Items adjusted from GAAP measures to arrive at core performance measures are as follows:
(1)Constant-currency adjustment: As a significant portion of revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. The Company utilizes constant-currency reporting for Display, Optical Communications, Specialty Materials, Automotive and Life Sciences segments for the Japanese yen, Korean won, Chinese yuan, New Taiwan dollar, Mexican peso and euro, as applicable to the segment. We believe that the use of constant-currency reporting allows management to understand our results without the volatility of currency fluctuation, analyze underlying trends in the businesses and establish operational goals and forecasts. For the three months ended March 31, 2025 and 2024, the constant-currency adjustment primarily relates to our Japanese yen exposure due to the difference in the average spot rate compared to our core rate.
The constant-currency rates established for our core performance measures are internally derived long-term management estimates, which are closely aligned with our hedging instrument rates. These hedging instruments may include, but are not limited to, foreign exchange forward or option contracts and foreign-denominated debt. Effective January 1, 2025, management updated the constant-currency rates and the updated rates were applied prospectively beginning with reporting periods in 2025. Comparative results were not recast and are reported based on the 2024 rates.

Constant-currency rates used are as follows and are applied to the respective period presented and to all foreign exchange exposures during the period, even though we may be less than 100% hedged:

Currency	Japanese yen	Korean won	Chinese yuan	New Taiwan dollar	Euro	Mexican peso
2024 Rate	¥107	₩1,175	¥6.7	NT$31	€0.81	MX$20
2025 Rate	¥120	₩1,250	¥6.9	NT$31	€0.88	MX$21
(2)Translation of Japanese yen-denominated debt, net: Amount reflects the gain or loss on the translation of our yen-denominated debt to U.S. dollars, net of any gain or loss on our cross currency swap contracts.
(3)Translated earnings contract: Amount reflects the impact of the realized and unrealized gains and losses from the Japanese yen, South Korean won, Chinese yuan, euro, New Taiwan dollar and Mexican peso-denominated foreign currency hedges related to translated earnings.
(4)Acquisition-related costs: Amount reflects intangible amortization, inventory valuation adjustments and external acquisition-related deal costs, as well as other transaction related costs.
(5)Discrete tax items and other tax-related adjustments: Amount reflects certain discrete period tax items such as changes in tax law, the impact of tax audits, changes in tax reserves and changes in deferred tax asset valuation allowances, as well as other tax-related adjustments.
(6)Restructuring, impairment and other charges and credits: Amount reflects certain restructuring, impairment losses and other charges and credits, as well as other expenses, including severance, accelerated depreciation, asset write-offs and facility repairs resulting from power outages, which are not related to ongoing operations.
(7)Litigation, regulatory and other legal matters: Amount reflects developments in commercial litigation, intellectual property disputes, adjustments to our estimated liability for environmental-related items and other legal matters.
(8)Pension mark-to-market adjustment: Amount primarily reflects defined benefit pension mark-to-market gains and losses, which arise from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates.
(9)Loss on investments: Amount reflects the loss recognized on investments due to mark-to-market adjustments for the change in fair value or the disposition of an investment.
(10)Loss on sale of assets: Amount represents the loss recognized for the sale of assets.
(11)Loss on sale of business: Amount reflects the loss recognized for the sale of a business, recorded in other (expense) income, net in the consolidated statements of income.